Exhibit 99.1

Mid-Con Energy Partners, LP Announces Full Year and Fourth Quarter 2011 Results, 2011 Year End Proved Reserves, 2012 Outlook and Updated Hedge Positions

DALLAS, March 6, 2012 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy”) announced today its preliminary financial and operating results for the full year and quarter ended December 31, 2011.

Mid-Con Energy highlighted the following 2011 achievements:

•	Increased production 68% to 1,191 barrels of oil equivalent (Boe) per day in 2011 from 710 Boe per day in 2010. Furthermore, production in the fourth quarter of 2011 averaged 1,481 Boe per day.

•

Increased estimated net proved reserves 39% to 10.0 million Boe (MMBoe) (99% Oil / 69% Proved Developed) at December 31, 2011 compared to 7.2 MMBoe (97% Oil / 53% Proved Developed) at December 31, 2010.

•	Increased Adjusted EBITDA 127% to $24.0 million in 2011, up $13.4 million from $10.6 million in 2010.

•	Completed initial public offering of 5,400,000 common units, with the underwriters executing their full over-allotment option of an additional 810,000 common units in January 2012.

“We are pleased to report that Mid-Con Energy’s production, reserves and financial measures have increased substantially in 2011, reflecting the success of our waterflood projects as well as favorable commodity prices,” noted Craig George, Executive Chairman of the Board. “Our outlook for growth in production volumes continues to be driven organically in the near term and we anticipate that acquisitions from our affiliates and third parties will complement our growth in the longer term,” Craig said.

Full Year 2011 Results

Production volumes of Mid-Con Energy and our predecessor for the twelve months ended December 31, 2011 were 434 thousand Boe (MBoe) or 1,191 Boe per day. In comparison, our production volumes of our predecessor for the twelve months ended December 31, 2010 were 260 MBoe or 710 Boe per day. This 68% increase in average daily production was primarily due to (i) ongoing waterflood response, (ii) successful execution of drilling programs in our waterflood units and (iii) acquisition of properties located in the Hugoton Basin area.

During 2011, we drilled 48 gross (31 net) development wells, predominantly in our Southern Oklahoma core area. Approximately 25% of these were injection wells and the remainder were producing wells.

Oil and natural gas sales, excluding the effect of commodity derivatives, were $38.0 million. This represented a 108% increase from $18.3 million in 2010, due to higher realized oil prices and increased production.

Excluding the effect of commodity derivatives, our average realized oil price in 2011 was $90.45 per barrel (Bbl), up 22% from the 2010 average realized oil price of $73.92 per Bbl. Our 2011 average realized price for natural gas of $7.43 per thousand cubic feet (Mcf) included the sale of natural gas liquids and remained essentially unchanged compared to that in the prior year period.

Mid-Con Energy paid cash settlements for realized commodity derivatives during 2011 totaling $2.2 million, or $5.30 per Bbl, compared to $0.1 million, or $0.39 per Bbl, paid during 2010. The foregoing cash settlements paid in 2011 included a $1.5 million charge to unwind certain commodity derivatives and replace them with positions at more favorable prices prior to our initial public offering.

Lease operating expenses, which included ad valorem taxes, were $8.5 million, or $19.56 per Boe, in 2011 compared to $6.2 million, or $23.99 per Boe, in 2010. While an increase in the number of producing wells resulted in higher total operating expenses, increased production received from these wells resulted in a lower operating expense per Boe.

General and administrative expenses increased $0.9 million to $1.9 million in 2011, compared to $1.0 million in 2010, primarily due to non-recurring professional fees of approximately $0.5 million; including those related to our initial public offering and to comply with public reporting requirements, as well as $0.4 million in incremental personnel costs stemming from the hiring of additional staff.

Adjusted EBITDA for 2011 was $24.0 million, $13.4 million above 2010 Adjusted EBITDA of $10.6 million. Net of $0.5 million in cash paid for interest and $3.1 million in estimated maintenance capital expenditures, our distributable cash flow for 2011 was $20.4 million.

For 2011, Mid-Con Energy will report net income of $19.0 million or $1.05 per limited partner unit. This included $3.4 million of unrealized gains from commodity derivatives and a $1.6 million non-cash gain from the sale of assets, which was partially offset by higher operating costs and expenses. In comparison, 2010 net income of $1.1 million, or $0.06 per limited partner unit, included $0.7 million of unrealized losses from commodity derivatives and a $1.9 million impairment charge primarily associated with proved oil and natural gas properties related to unfavorable market conditions. The carrying values of the impaired proved properties were reduced to fair value.

Fourth Quarter 2011 Results

Production volumes of Mid-Con Energy and our predecessor for the fourth quarter of 2011 were 136 MBoe, or 1,481 Boe per day. In comparison, our production volumes for the same period during the prior year were 75 MBoe, or 819 Boe per day.

Oil and natural gas sales, excluding the effect of commodity derivatives, were $12.0 million in the fourth quarter of 2011, representing a $6.2 million increase from $5.8 million in the fourth quarter of 2010.

Our average realized oil price in the fourth quarter of 2011, excluding the effect of commodity derivatives, was $90.35 per Bbl, up 13% from our fourth quarter of 2010 average realized oil price of $80.34 per Bbl.

Cash settlements paid for realized commodity derivatives during the fourth quarter of 2011 totaled $1.4 million or $10.45 per Bbl, including a $1.5 million charge to unwind certain commodity derivatives and replace them with positions at more favorable prices prior to our initial public offering. Cash settlements paid during the fourth quarter of 2010 were less than $5,000.

Lease operating expenses, which included ad valorem taxes, were $2.5 million, or $18.68 per Boe, in the fourth quarter of 2011, compared to $1.6 million, or $21.11 per Boe, in the fourth quarter of 2010.

General and administrative expenses were $1.4 million in the fourth quarter of 2011, compared to $0.3 million in the fourth quarter of 2010, primarily due to non-recurring professional fees of approximately $0.4 million; including those related to our initial public offering and to comply with public reporting requirements, as well as $0.4 million in incremental personnel costs stemming from the hiring of additional staff.

Adjusted EBITDA for the fourth quarter of 2011 was $6.0 million, compared to $3.8 million in the fourth quarter of 2010. Distributable cash flow for the fourth quarter of 2011 was $5.7 million, compared to $3.4 million in the fourth quarter of 2010.

Mid-Con Energy will report a net loss of $3.0 million, or ($0.17) per limited partner unit, during the fourth quarter of 2011. This included $6.0 million of unrealized losses from commodity derivatives. In comparison, net loss during the fourth quarter of 2010 was $0.5 million, or ($0.03) per limited partner unit, and included $0.9 million of unrealized losses from commodity derivatives and a $1.9 million impairment charge primarily associated with proved oil and natural gas properties related to unfavorable market conditions. The carrying values of the impaired proved properties were reduced to fair value.

Year End 2011 Estimated Net Proved Reserves

Mid-Con Energy’s year end 2011 estimated net proved reserves were 10.0 MMBoe, representing a 2.8 MMBoe or 39% increase, compared to 2010 estimated net proved reserves. Reserves as of December 31, 2011 were categorized as 99% oil and 69% proved developed, both on a Boe basis.

At December 31, 2011, the standardized measure of our estimated net proved reserves was $328.2 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given our status as a limited partnership, we do not make any provision for federal income tax expense in the calculation of standardized measure.

The following table shows estimated proved oil reserves as of December 31, 2011, based on a letter report from Cawley, Gillespie & Associates, Inc., our independent petroleum engineers, regarding its audit of a reserve report prepared by our internal reserve engineers.

	Oil (MBbls)	Gas (MMcf)	MBoe
Proved developed and undeveloped reserves:
As of December 31, 2010	7,007	1,346	7,231
Revisions for previous estimates	740	(370)	678
Extensions, discoveries and other additions	1,704	—	1,704
Purchases of minerals in place	971	140	994
Sales of minerals in place	(79)	(276)	(124)
Production	(407)	(164)	(434)

As of December 31, 2011	9,936	676	10,049

Proved developed reserves:
December 31, 2011	6,835	695	6,951

Proved undeveloped reserves:
December 31, 2011	3,101	(19)	3,098

(1)	Estimated quantities of oil and natural gas reserves in MBoe equivalents at a rate of six Mcf per Bbl.

2012 Outlook

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release.

Management is reaffirming its fiscal 2012 outlook set forth in our Final Prospectus filed on December 16, 2011 (the Final Prospectus). This includes our 2012 estimated annual production volumes of 678 MBoe, or 1,852 Boe per day, representing a 55% increase, compared to 2011 production of 1,191 Boe per day. The following table reflects certain estimates and assumptions per our Final Prospectus and estimated growth and maintenance capital expenditures per the December 31, 2011 reserve report:

(in thousands, except for per Boe metrics)

2012
Outlook (1)
Annual production:
Oil (MBbl)	659
Natural gas (MMcf)	115

Total (MBoe)	678

Average net daily production
Oil (Bbl/d)	1,800
Natural gas (MMcf/d)	314

Total (Boe/d)	1,852

Operating expenses per Boe:
Lease operating expense	$13.86
Production tax	$4.49
General and administrative	$5.90

Estimated Adjusted EBITDA	$47,393

Capital expenditures
Growth capital expenditures	$9,982
Maintenance capital expenditures	$5,632

Total	$15,614

(1)	Outlook reflects certain assumptions and estimates set forth in our Final Prospectus filed on December 16, 2011.

These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors at the filing of the Final Prospectus. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and certainties that are beyond our control.

For additional details regarding our fiscal 2012 outlook and estimates, please refer to sections “Mid-Con Energy Partners, LP Statement of Estimated Adjusted EBITDA” and “Assumptions and Considerations” contained within our Final Prospectus available under the “Investor Relations – SEC Filings” portion of our website at http://www.midconenergypartners.com or http://www.sec.gov.

Hedging Update

The following table reflects the volumes of our production covered by commodity derivative contracts and the average prices at which the production is hedged:

	Year Ended December 31,
	2012	2013	2014
Oil Derivative Contracts:
Swap Contracts:
Volume (Bbls/d)	1,183	1,118	164
Weighted Average NYMEX-WTI price per Bbl	$101.76	$100.30	$96.10

Put/Call Option Contracts (Collars):
Volume (Bbls/d)	197	197	—
Weighted Average NYMEX-WTI price per Bbl	$100 – $117	$100 – $111	—

% of Total Proved Reserves Hedged	75.3%	60.5%	7.1%

Liquidity Update

As of December 31, 2011, our liquidity of $30.2 million consisted of $0.2 million in cash and cash equivalents and $30.0 million of available borrowings under our revolving credit facility, which has a current borrowing base of $75.0 million.

Cash Distributions

As announced on January 26, 2012, Mid-Con Energy’s board of directors of its general partner approved a cash distribution of $0.057 per unit for the fourth quarter of 2011. This represented the initial quarterly distribution amount of $0.475 per unit, prorated for the partial period after the closing date of the initial public offering, December 21, 2011 through December 31, 2011. The distribution was paid on February 13, 2012 to unitholders of record as of February 6, 2012.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

The financial results included in this press release are preliminary and subject to adjustments to our final audited financial statements and related footnotes, which will be available on or before March 14, 2012 in our 2011 Form 10-K.

Additionally, our unitholders’ Schedule K-1 for the tax year 2011 will be available for download on our website during the week of March 12, 2012. Any questions related to your Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

Conference Call

As announced on February 24, 2012, Mid-Con Energy’s management will host a conference call on Wednesday, March 7, 2012 at 10:30 a.m. EST (9:30 a.m. CST) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 55918629) at least five minutes prior to the scheduled start time of the call, or via webcast through the investor relations section of the Mid-Con Energy website at http://www.midconenergypartners.com.

A replay of the conference call will be available through March 14, 2012 by dialing 1-855-859-2056 (Conference ID: 55918629). Also, a webcast archive will be made available at http://www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission available at http://www.midconenergypartners.com or http://www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and other SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP

Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Oil sales	$11,745	$5,463	$36,813	$16,853
Natural gas sales	244	315	1,218	1,418
Realized gain (loss) on derivatives, net	(1,359)	(4)	(2,157)	(90)
Unrealized gain (loss) on derivatives, net	(5,962)	(889)	3,437	(707)

Total Revenues	4,668	4,885	39,311	17,474

Operating costs and expenses:
Lease operating expenses	2,540	1,583	8,491	6,237
Oil and gas production taxes	752	301	1,869	822
Dry holes and abandonments of unproved properties	41	365	813	1,418
Geological and geophysical	—	140	172	394
Depreciation, depletion and amortization	2,842	1,108	7,160	5,851
Accretion of discount on asset retirement obligations	23	31	78	127
General and administrative	1,372	273	1,924	982
Impairment of proved oil and gas properties	—	1,886	—	1,886

Total operating costs and expenses	7,570	5,687	20,507	17,717

Income (loss) from operations	(2,902)	(802)	18,804	(243)

Other income (expense):
Interest income and other	56	10	216	218
Interest expense	(199)	(39)	(578)	(98)
Gain on sale of assets	61	—	1,621	354
Equity-based compensation	—	—	(1,671)	—
Other revenue and expenses, net	—	345	576	847

Net income (loss)	$(2,984)	$(486)	$18,968	$1,078

Computation of net income per limited partner unit:
General Partner’s interest in net income	$(60)	$(10)	$379	$22

Limited partners’ interest in net income	$(2,924)	$(476)	$18,589	$1,056

Net income per limited partner unit (basic and diluted)	$(0.17)	$(0.03)	$1.05	$0.06
Weighted average limited partner units outstanding: (basic and diluted)	17,640	17,640	17,640	17,640

Mid-Con Energy Partners, LP

Consolidated Balance Sheet (Unaudited)

(in thousands)

	Year Ended December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$228	$222
Accounts receivable:
Oil and gas sales	5,018	2,134
Joint operations and other	2,405	1,548
Certificate of deposit - BIA bond	—	150
Inventory	—	771
Derivative financial instruments	1,028	—
Prepaids and other	25	147

Total current assets	8,704	4,972

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	97,269	57,364
Unproved properties	—	446
Other property and equipment	—	2,324
Accumulated depletion, depreciation and amortization	(11,403)	(8,478)

Total property and equipment, net	85,866	51,656

OTHER ASSETS	536	239

DERIVATIVE FINANCIAL INSTRUMENTS	1,505	—

Total assets	$96,611	$56,867

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,575	$2,785
Accrued liabilities	138	399
Revenue payable	1,630	182
Advance billings and other	—	1,864
Note payable, current portion	—	5,354
Derivative financial instruments	—	904

Total current liabilities	6,343	11,488

NOTES PAYABLE	45,000	159

ASSET RETIREMENT OBLIGATIONS	1,919	2,148

OWNERS’ EQUITY:
Partners’ capital	43,349	44,905
Notes receivable from officers, director and employees	—	(1,833)

Total owners’ equity	43,349	43,072

Total liabilities and owners’ equity	$96,611	$56,867

Mid-Con Energy Partners, LP

Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$18,968	$1,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,160	5,851
Accretion of discount on asset retirement obligations	78	127
Dry holes and abandonments of unproved properties	813	1,418
Impairment of proved oil and gas properties	—	1,886
Unrealized loss (gain) on derivative instruments, net	(3,437)	707
Gain on sale of assets	(1,621)	(354)
Equity-based compensation	1,671	—
Changes in operating assets and liabilities:
Accounts receivable	(4,454)	(1,473)
Prepaids and other	442	539
Other assets	—	(134)
Inventory	(27)	(512)
Accounts payable	2,703	1,172
Accrued liabilities	275	7
Other accrued liabilities	1,630	—
Revenue payable	32	46
Advance billings and other	(120)	1,440

Net cash provided by operating activities	24,113	11,798

Cash Flows From Investing Activities:
Additions to oil and gas properties	(32,654)	(15,936)
Additions to other property and equipment	(679)	(922)
Acquisitions of oil and natural gas properties	(16,026)	(6,484)
Proceeds from sale of other property and equipment	1,219	608
Proceeds from sale of investment in subsidiary, net of cash sold	2,095	8
Proceeds from sale of property and equipment to subsidiary	4,000	—

Net cash used in investing activities	(42,045)	(22,726)

Cash Flows From Financing Activities:
Proceeds from line of credit	68,564	15,760
Payments on line of credit	(29,385)	(10,500)
Borrowings on note payable	412	10
Payments on note payable	(84)	(94)
Partners’ contributions	—	10,000
Proceeds from initial public offering, net of discount	87,397	—
Distributions paid	(110,937)	(4,785)
Repurchase member units	(1)	(4)
Issuance of member units	1,972	—

Net cash provided by financing activities	17,938	10,387

Net increase (decrease) in cash and cash equivalents	6	(541)
Beginning Cash and Cash Equivalents	222	763

Ending Cash and Cash Equivalents	$228	$222

Supplemental Cash Flow Information:
Cash paid for interest	$535	$95

Non-Cash Investing and Financing Activities
Accrued capital expenditures - oil and gas properties	$3,331	$1,209

Deferred gain on sale of property and equipment subsidiary	$1,208	$—

Notes receivable from officers, directors and employees	$—	$635

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$(2,984)	$(486)	$18,968	$1,078
Interest expense	199	39	578	98
Depreciation, depletion and amortization	2,842	1,108	7,160	5,851
Accretion of discount on asset retirement obligations	23	31	78	127
Unrealized (gain) loss on derivatives, net	5,962	889	(3,437)	707
Impairment of proved oil and gas properties	—	1,886	—	1,886
Dry holes and abandonments of unproved properties	41	365	813	1,418
Gain on sales of assets	(61)	—	(1,621)	(354)
Equity-based compensation	—	—	1,671	—
Interest income	(56)	(10)	(216)	(218)

Adjusted EBITDA	$5,966	$3,822	$23,994	$10,593

Less:
Cash interest expense	$196	$55	$535	$95
Estimated maintenance capital expenditures	83	405	3,055	1,376

Distributable Cash Flow	$5,687	$3,362	$20,404	$9,122

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com